UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2013

BLACKBAUD, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 23, 2013, Blackbaud, Inc. (the “Company”) entered into a letter agreement with Anthony W. Boor (the “Agreement”) regarding his compensation for serving as interim President and Chief Executive Officer of the Company effective September 1, 2013 (the “Effective Date”), as was previously announced. Mr. Boor continues to also serve as the Company’s Senior Vice President and Chief Financial Officer. Mr. Boor is expected to hold the interim President and CEO position until a permanent President and Chief Executive Officer is named.
The following is a summary of the principal terms of the Agreement that is qualified in its entirety by reference to the attached Agreement:

•
Mr. Boor’s service as interim President and Chief Executive Officer will continue for an indefinite period of time from the Effective Date until the date a new President and Chief Executive Officer commences employment with the Company, subject to the discretion of the Company’s Board of Directors (the “Board”).

•
During the period from September 1, 2013 to and including February 28, 2014, Mr. Boor’s interim monthly base compensation will include an additional payment of $60,000 per calendar month, even if a permanent Chief Executive Officer is retained by the Company prior to February 28, 2014. Effective March 1, 2014, provided that he is no longer serving as interim President and Chief Executive Officer, Mr. Boor’s compensation will return to the same compensation paid to him prior to the Agreement, unless otherwise provided by the Board.

The following existing agreements between the Company and Mr. Boor remain in full force and effect and the Agreement does not amend such agreements: (i) the Blackbaud Employment Agreement dated November 14, 2011; (ii) the Employee Agreement dated December 16, 2012; and (iii) the Management Transition Retention Agreement dated March 15, 2013.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.

10.70	Letter Agreement dated October 23, 2013 between Blackbaud, Inc. and Anthony W. Boor

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	October 25, 2013	/s/ Anthony W. Boor
Anthony W. Boor
Interim President and Chief Executive Officer
Senior Vice President and Chief Financial Officer